Exhibit 99.1

Vivos Therapeutics Reports Nasdaq Confirmation of Compliance with Continued Listing Shareholders’ Equity Standard

LITTLETON, Colo., October 21, 2026 — Vivos Therapeutics, Inc. (“Vivos” or the “Company”) (Nasdaq: VVOS), a medical device and healthcare services company focused on developing and commercializing diagnostic and treatment methods for patients with obstructive sleep apnea (“OSA”) and other breathing and sleep-related health conditions, today announced receipt of a letter from the Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) on October 20, 2026 stating that the Company currently complies with Listing Rule 5550(b)(1), requiring the Company to maintain stockholders’ equity of at least $2.5 million.

The Company previously reported the closing of its acquisition of an 11% fully diluted equity interest in SOD Sciences, Inc. (“SOD”) and a 50% undivided co-ownership interest in SOD’s pseudohypoxia early-warning test. As part of the transaction, the Company issued 12,000 shares of Series C Convertible Preferred Stock with an aggregate stated value of $12,000,000. The preferred stock is convertible at a fixed conversion price of $0.15 per share into up to 80,000,000 shares of common stock, subject to a 19.99% exchange cap, pending stockholder approval for lifting the cap, and an initial 4.99% beneficial ownership limitation. The preferred stock is expected to increase stockholders’ equity by more than $10 million, subject to the Company’s final purchase price accounting and review by the Company’s independent registered public accounting firm.

R. Kirk Huntsman, Chairman and Chief Executive Officer of Vivos, stated, “We are pleased to receive the compliance letter from Staff indicating that we are in compliance with Nasdaq’s Stockholders’ Equity Standard required for continued listing on the Nasdaq Capital Market. While the Company regained compliance with the stockholders’ equity requirement following the closing of the transaction with SOD, we continue executing our strategy to maintain compliance and grow our business.”

In its letter, the Staff stated that, based on the Company’s Current Report on Form 8-K filed on October 19, 2026, the Staff has determined that the Company is in compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1). The letter further stated that if the Company fails to demonstrate compliance upon the filing of its next periodic report, the Company may be subject to delisting, in which case the Staff would provide written notification to the Company, which could then appeal the Staff’s determination to a Nasdaq Hearings Panel.

About Vivos Therapeutics

Vivos Therapeutics, Inc. (Nasdaq: VVOS) is a medical technology and healthcare services company dedicated to developing and commercializing innovative diagnostic and treatment methods for patients experiencing breathing and sleep issues arising from certain dentofacial abnormalities, including obstructive sleep apnea (OSA) and snoring in adults. Vivos’ devices have been cleared by the U.S. Food and Drug Administration (FDA) for adult patients diagnosed with all severity levels of OSA and moderate-to-severe OSA in children ages 6 to 17. For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the expected increase in the Company’s stockholders’ equity and the anticipated accounting treatment of the Series C Convertible Preferred Stock and the acquired interests; the Company’s continued compliance with Nasdaq continued listing requirements; the anticipated revenue, margin and profit opportunities; and the projected advantages of the SOD transaction. Words such as “expects,” “believes,” “intends,” “potential,” “could,” “may,” “would,” “contemplated” and similar expressions identify forward-looking statements.

These statements are based on management’s current expectations and remain subject to risks and uncertainties that could cause actual results to differ materially, including, without limitation, the risks that: (i) the Company’s independent registered public accounting firm or Nasdaq reaches conclusions regarding the accounting treatment of the transaction or the Company’s stockholders’ equity that differ from those anticipated; (ii) the Company will be able to maintain such compliance, and the inability of the Company to maintain such compliance would lead to the delisting of the Company from Nasdaq; (iii) the Company does not regain or maintain compliance with Nasdaq’s other Nasdaq listing requirements; (iv) the anticipated revenue, margin and other benefits of the SOD transaction are not realized; (v) stockholder approval of the issuance of common stock upon conversion of the Series C Convertible Preferred Stock in excess of the exchange cap is not obtained; (vi) conversion of the Series C Convertible Preferred Stock results in dilution to existing stockholders; and (vii) the other risks described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise such statements as result of new information, future events, or otherwise, except as required by law.

Investor and media contact

Vivos Therapeutics, Inc.: Investor Relations, investors@vivoslife.com